EXHIBIT 10.6

                                    SUBLEASE

      This sublease is executed on March 1, 2002, by and between Weintraub Dillon PC, a California professional corporation (the "Sublessor"), whose address is 12520 High Bluff Drive, Suite 260, San Diego, California 92130, and Jupiter Telecom, Inc. a California corporation, Jupiter Telecom, Inc., a California corporation (the "Sublessee"), whose address is 12520 High Bluff Drive, Suite 260, San Diego, California 92130.

                                    Recitals

      Plaza Holdings, Inc., a California corporation, as Lessor, and Weintraub Dillon PC, as Lessee, executed a lease on February 5, 2002 (the "Master Lease"), which is attached to this sublease as Exhibit A and incorporated into this Sublease by this reference;

      By the terms of the Master Lease, the real property described in Paragraph 1 of this Sublease and in Paragraph 1.1 of the Master Lease was leased to Weintraub Dillon PC for a term of five (5) years, commencing on February 5, 2002, and ending on February 4, 2007, subject to earlier termination as provided in the Master Lease;

      Sublessor desires to sublease to Sublessee a portion of the property currently occupied by Sublessor under the terms of the Master Lease, and Sublessee desires to lease that property from Sublessor; and

      THEREFORE, Sublessor and Sublessee agree as follows:

                       Leasing and Description of Property

      1. Subject to the terms, conditions, and covenants set forth in this sublease, Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the property located in San Diego County, California, described as follows: one office and one secretarial space located in the premises as agreed to by the parties (the "subleased premises").

                                      Term

      2. This sublease shall commence on March 1, 2002, and shall continue on a month-to-month basis until terminated with at least thirty (30) days written notice.

                                      Rent

      3. Sublessee shall pay to Sublessor as rent for the subleased premises a rental of $1,600 per month payable in advance on the first day of each calendar month during the term, commencing on March 1, 2002. Rent shall be paid to Sublessor at 12520 High Bluff Drive, Suite 260, San Diego, California 92130, or at any other place designated in writing by Sublessor. The installment rent

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payable for any portion of a calendar  month shall be a pro rata  portion of the installment payable for a full calendar month.

                                 Use of Premises

      4. Sublessee shall use the subleased premises for business office purposes and for no other purpose.

                                 Quiet Enjoyment

      5. Sublessor covenants that Sublessee shall be entitled to quiet enjoyment of the premises provided that Sublessee complies with the terms of this sublease.

                              Condition of Premises

      6. Sublessee agrees that Sublessee's act of taking possession will be an acknowledgment that the subleased premises are in a tenantable and good condition. Sublessee will, at Sublesse e's own expense, maintain the subleased premises in a thorough state of repair and in good and safe condition.

                          Applicability of Master Lease

      7. This Sublease is subject and subordinate to the terms and conditions of the Master Lease.

                                   Assumption

      8. Sublessee expressly assumes and agrees to perform and comply with all the obligations required to be kept or performed by the Lessee under the provisions of the Master Lease identified in Paragraph 7 of this sublease, to the extent that they are applicable to the subleased premises, except these provision s of the Master Lease: (1) the obligation and covenant to pay rent to the Lessor shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Paragraph 3 of this sublease, and (2) Sublessee shall not be responsible for the payment of rentals or taxes provided for in the Master Lease.

               Sublessee's Rights Regarding Continuing Possession

      9. Sublessee shall have the right at any time, at Sublessor's expense, to take any action required to be taken, but not timely taken, by Sublessor, that may be necessary to prevent a default under the terms of the Master Lease. If
Sublessor is provided with the right, under the terms of the Master Lease, to terminate the Master Lease before the expiration of its term, Sublessee rather than Sublessor shall have the right to make that decision. Nothing contained in this sublease shall be construed so as to deprive Sublessee of Sublessee's right to surrender or otherwise terminate this Sublease as provided by law.

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                           Termination of Master Lease

      10. If the Master Lease is terminated, this Sublease shall terminate simultaneously and the Sublessor and Sublessee shall thereafter be released from all obligations under this Sublease, and Sublessor shall refund to Sublessee any unearned rent paid in advance.

                                 Attorney's Fees

      12. If any action or other proceeding arising out of this Sublease is commenced by either party to this Sublease concerning the subleased premises, then as between Sublessor and Sublessee, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorney's fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

      Executed at San Diego, California, on the date specified in the first paragraph of this Sublease.

SUBLESSOR
Weintraub Dillon PC

By:    /s/ Richard A. Weintraub
      ----------------------------------
         Richard A. Weintraub, President

SUBLESSEE
Jupiter Telecom, Inc.

By:    /s/ Joseph Lyle Putegnat III
      ----------------------------------
         Joseph Lyle Putegnat III





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